UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report:

(Date of earliest event reported)

May 4, 2016
____________________________

GROWLIFE, INC.
(Exact name of registrant as specified in charter)

Delaware
(State or other Jurisdiction of Incorporation or Organization)

0-50385 (Commission File Number)		90-0821083 (IRS Employer Identification No.)
500 Union Street, Suite 810 Seattle, WA 98101 (Address of Principal Executive Offices and zip code)

(800) 977-5255
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                       Entry into a Material Definitive Agreement.

Effective as of May 4, 2016, GrowLife, Inc., a Delaware corporation (the “Company”), entered into agreements with TCA Global Credit Master Fund, LP (“Lender”) whereby the parties restructured existing debt instruments. Descriptions of the agreements are below.

First Amendment to Amended and Restated Securities Purchase Agreement

Effective as of May 4, 2016, the Company, its subsidiaries and Lender entered into a First Amendment to Amended and Restated Securities Purchase Agreement whereby the parties agreed to amend the terms of their existing purchase agreement in exchange for forbearance on existing defaults by the Company.

Previously, the Company, its subsidiaries and Lender had entered into a Securities Purchase Agreement dated as of April 30, 2015, but made effective as of July 9, 2015, a Supplemental Securities Purchase Agreement effective as of August 6, 2015, and an Amended and Restated Securities Purchase Agreement dated as of October 27, 2015 (collectively, the “Purchase Agreement”) whereby the Company agreed to sell and Lender agreed to purchase an aggregate of $1,050,000 in original face amount of Senior, Secured, Convertible Redeemable Debentures.

Due to the Company being in default on its repayment obligations under the Purchase Agreement and related documents, the parties agreed to restructure the Purchase Agreement whereby Lender agreed to forbear from enforcement of the Company defaults and to restructure a payment schedule for repayment of Lender under the Purchase Agreement.

Specifically, the First Amendment to Amended and Restated Securities Purchase Agreement made the following material modifications to the existing Purchase Agreement:

●
The existing Debentures were modified as described in more detail below.
●
Payments on the Debentures shall be made by (1) certain debt purchase agreement(s) to be entered into by Lender, (2) under the parties S-1 transaction with Chicago Venture Partners, LP, or (3) by the Company directly.
●
Maturity Date extended to April 28, 2018.
●
Lender agreed that it shall not enforce and shall forbear from pursuing enforcement of any existing defaults by the Company unless and until a future Company default occurs.

The description of the First Amendment to Amended and Restated Securities Purchase Agreement is qualified in its entirety by reference to the full text of the agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibits 10.1.

Second Replacement Debentures A and B

In connection with the First Amendment to Amended and Restated Securities Purchase Agreement, the parties also agreed upon amended terms related to their outstanding Debentures.

Effective as of May 4, 2016, the Company issued Second Replacement Debenture A in the principal amount of $150,000 and Second Replacement Debenture B in the principal amount of $2,681,209.82 (collectively, the “Second Replacement Debentures”).

Per the First Amendment to Amended and Restated Securities Purchase Agreement, the Second Replacement Debentures were combined, and apportioned into two separate replacement debentures. The Second Replacement Debentures were intended to act in substitution for and to supersede the Debentures in their entirety. It was the intent of the Company and Lender that while the Second Replacement Debentures replace and supersede the Debentures, in their entirety, they were not in payment or satisfaction of the Debentures, but rather were the substitute of one evidence of debt for another without any intent to extinguish the old.

The Second Replacement Debentures contemplate Lender entering into debt purchase agreement(s) with third parties whereby Lender may, at its election, sever, split, divide or apportion the Second Replacement Debentures to accomplish the repayment of the balanced owed to Lender by Company.

The Second Replacement Debenture are convertible at 85% of the lowest daily volume weighted average price (“VWAP”) of the Company’s common stock during the five (5) business days immediately prior to a conversion date.

In connection with the above agreements, the parties acknowledged and agreed that certain advisory fees previously paid to Lender as provided in the Purchase Agreement in the amount of $1,500,000 have been added and included within the principal balance of the Second Replacement Debentures. The conversion price discount on the Second Replacement Debentures will not apply to the amount of advisory fees added to the Second Replacement Debentures. Lender is also surrendering its Series B Preferred Stock in exchange for the $1,500,000 balance evidenced by said preferred stock being added to the Second Replacement Debenture.

The description of the Second Replacement Debentures are qualified in their entirety by reference to the full text of the agreements, copies of which are attached to this Current Report on Form 8-K as Exhibits 10.2, and 10.3, respectively.

Item 2.03                       Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in response to Item 1.01 of this report is incorporated by reference into this Item 2.03.

Item 8.01                       Other Events.

On May 5, 2016, the Company issued a press release on the above. A copy of said press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01                       Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

10.1	First Amended and Restated Securities Purchase Agreement, effective as of May 4, 2015, entered into by and between GrowLife,Inc., Guarantors and Lender.

10.2	Second Replacement Debenture A, effective as of May 4, 2016, entered into by and between GrowLife, Inc. and Lender.

10.3	Second Replacement Debenture B, effective as of May 4, 2016, entered into by and between GrowLife, Inc. and Lender

99.1	Press release issued May 5, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GROWLIFE, INC.

Date: May 9, 2016	By:	/s/ Marco Hegyi
Marco Hegyi,
Chief Executive Officer